Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-11155, 333-33297, 333-157100, 333-155583, 333-150919, 333-150918, 333-126928, 333-126929, 333-112175, 333-49297, 333-51795, 333-43572, 333-41964, 333-69301, 333-63627, 333-61369, 333-88399, 333-80829, 333-54024, 333-71404, 333-66586, 333-99611, 333-91422, 333-110257, 333-41337, 333-121740, 333-161144, 333-162970 and 333-168619 on Form S-8 of our reports dated February 25, 2011, relating to the financial statements and financial statement schedule of McAfee, Inc., and the effectiveness of McAfee, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McAfee, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
San Jose, California
February 25, 2011